Exhibit 99.1

DISH Network Reports Third Quarter 2014 Financial Results

ENGLEWOOD, Colo., Nov. 4, 2014 — DISH Network Corporation (NASDAQ: DISH) today reported revenue totaling $3.68 billion for the quarter ending Sept. 30, 2014, compared to $3.51 billion for the corresponding period in 2013. Subscriber-related revenue increased 5.3 percent to $3.65 billion from $3.46 billion in the year-ago period.

Net income attributable to DISH Network totaled $146 million for the quarter ending Sept. 30, 2014, compared to net income of $315 million from the year-ago quarter. Diluted earnings per share for the quarter ending Sept. 30, 2014 were $0.31, compared with $0.68 during the same period in 2013.

Pay-TV ARPU for the third quarter totaled $84.39, compared to the year-ago period’s pay-TV ARPU of $80.98. Pay-TV subscriber churn rate increased slightly to 1.67 percent versus 1.66 percent for third quarter 2013.

Total pay-TV customers decreased by approximately 12,000 in the quarter. DISH closed the third quarter with 14.041 million pay-TV subscribers, compared to 14.049 million pay-TV subscribers at the end of third quarter 2013. DISH activated approximately 691,000 gross new pay-TV subscribers, compared to approximately 734,000 gross new pay-TV subscribers in the prior year’s third quarter.

DISH added approximately 28,000 net broadband subscribers in the third quarter, bringing its broadband subscriber base to approximately 553,000. DISH added approximately 75,000 net broadband subscribers in the third quarter 2013.

Year-to-Date Review

For the first nine months of 2014, DISH Network’s revenue of $10.96 billion increased 5.7 percent, compared to $10.37 billion in revenue from the same period last year. Subscriber-related revenue increased 5.7 percent to $10.85 billion in the first nine months of 2014 from $10.26 billion from the year-ago period. Year to date, net income attributable to DISH Network totaled $535 million compared with $519 million during the same period last year. Diluted earnings per share were $1.16 for the first nine months of 2014, compared with $1.13 during the same period in 2013.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended Sept. 30, 2014, filed today with the Securities and Exchange Commission.

DISH Network will host its third quarter 2014 financial results conference call today at noon ET. The dial-in numbers are (800) 616-6729 (U.S.) and (763) 488-9145, conference ID number 15358203.

A webcast replay will be available on DISH’s Investor Relations website [http://dish.client.shareholder.com] today from 6 p.m. to 12 a.m. ET.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiaries, provides approximately 14.041 million pay-TV subscribers, as of September 30, 2014, with the highest quality programming and technology with the most choices at the best value. Subscribers enjoy a high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

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Media Contact

Robert Toevs

303-723-2010

bob.toevs@dish.com

@DISHNews

Investor Contact

Jason Kiser

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jason.kiser@dish.com